Exhibit 10.32

FIRST AMENDMENT

TO

GAP INC. SUPPLEMENTAL DEFERRED COMPENSATION PLAN

WHEREAS, The Gap, Inc. (the “Company”) maintains the Gap Inc. Supplemental Deferred Compensation Plan (the “Plan”); and

WHEREAS, amendment of the Plan now is considered desirable;

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Company under Section 12 of the Plan, and in exercise of the authority delegated to the undersigned officer by resolutions of the Compensation and Management Development Committee of the Company dated May 8, 2006, the Plan is hereby amended in the following particulars:

1. Effective as of May 8, 2006, by substituting the following in place of subsection 1.3 of the Plan:

“1.3 Plan Administration

The Company shall be the administrator (as that term is defined in Section 3(16)(A) of ERISA) of the Plan and shall be responsible for the administration of the Plan; provided, however, the Company may delegate all or any part of its powers, rights and duties under the Plan to such person or persons as it may deem advisable. Any notice or document relating to the Plan which is to be filed with the Company may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Company, or to any designated Company representative, in care of the Company, at its principal office.”

2. Effective as of May 8, 2006, by substituting the word “Company” in place of the word “Committee” in each place the latter word appears in the first sentence of subsection 2.2, subsection 2.27, Sections 3, 4, 6, 7, and 9, subsections 10.13 through 10.17, and subsections 11.5 through 11.8 of the Plan.

3. Effective as of May 8, 2006, by substituting the phrase “US Savings Plan Investment Committee” in place of the phrase “Global Benefits Committee” where the latter phrase appears in subsection 2.8 of the Plan.

4. Effective January 1, 2008, by adding the following sentence to the end of subsection 2.21 of the Plan:

“By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Company and the Committee hereunder.”

5. Effective January 1, 2008, by substituting the following in place of subsection 2.27 of the Plan:

“2.27 Termination Date

‘Termination Date’ means, with respect to an Employee Participant, the date on which the Participant has a separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death) with the Employers, the Company and any subsidiary or affiliate of the Company, and, with respect to a non-employee Board member Participant, the date on which the Board member resigns, is removed or otherwise terminates service on the Board (including death). The date that an Employee’s performance of services for all the Employers is reduced to a level of less than 20% of the average level of services performed in the preceding 36-month period, shall be considered a Termination Date, and the performance of services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination Date.”

6. Effective as of January 1, 2006, by substituting the phrase “Eligible Individual eligible to participate in the Plan while he is determined by the Company to satisfy the criteria described in (a) immediately preceding, who is eligible to participate in the Plan” in place of the phrase “Eligible Individual eligible to participate in the Plan” where the latter phrase appears in the first sentence of subsection 3.1 of the Plan.

7. Effective as of January 1, 2006, by substituting the phrase “total remuneration from the Employer while the Participant is an Eligible Individual which” in place of the phrase “total remuneration from the Employer which” where the latter phrase appears in the first sentence of subsection 2.10 of the Plan.

8. Effective as of January 1, 2006, by substituting the word “satisfied” in place of the word “satisifed” where the latter word appears in subsection 3.3 of the Plan.

9. Effective as of December 30, 2006, by substituting the following in place of the second sentence of the first paragraph of subsection 4.1 of the Plan:

“Except as otherwise provided in this subsection, a Participant’s deferral election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan year with respect to Compensation earned during the first payroll period of the next calendar year (considered for purposes of the Plan to be the payroll period containing December 31 of the prior year) or, in the case of Board Members, Compensation earned in fiscal year quarters beginning on and after January 1 of the following calendar year.”

10. Effective as of January 1, 2007, by substituting the following in place of the second-to-last sentence of the first paragraph of subsection 4.1 of the Plan:

“Any such deferral election under this subsection must be made within 30 days of the date the Employee or Board Member first becomes an Eligible Individual; provided, however, that the date that an Employee or Board Member first becomes Eligible for the Plan shall be determined based on proper notification of the Employee or Board Member by the Company in accordance with procedures determined by the Company.”

11. Effective January 1, 2008, by adding the following after the first paragraph of subsection 4.1 of the Plan:

“In the case of an Employee, or non-employee Board member who is rehired (or who recommences Board Service) after having previously been an Eligible Individual, the phrase ‘first becomes an Eligible Individual’ in the first sentence of the preceding paragraph shall be interpreted to apply only where the Eligible Individual is rehired (or recommences Board Service or recommences providing services to an Employer) at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such rehired Employee or Board Member may not elect to make Compensation Deferrals until the next date determined by the Company with respect to Compensation earned after the following January 1. Similarly, in the case of an Employee who recommences status as an Eligible Individual for any other reason after having previously lost his status as an Eligible Individual (due to Compensation fluctuations, transfer from an ineligible location or job classification, or otherwise), the phrase ‘first becomes an Eligible Individual’ shall be interpreted to apply only where the Eligible Individual regains his status as an Eligible Individual at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such Re-Eligible Participant may not elect to make Compensation Deferrals until the next date determined by the Company with respect to Compensation earned after the following January 1.”

12. Effective as of December 30, 2006, by substituting the following in place of the first sentence of the second paragraph of subsection 4.1 of the Plan:

“An election to make Compensation Deferrals under this subsection 4.1 shall be irrevocable, and shall remain in effect for Compensation earned during the last payroll period ending on or before December 30 of the calendar year to which the election applies while the Participant is an Eligible Individual (except as provided in subsection 4.4) (or, in the case of non-Employee Board members, for Compensation earned through the Fiscal Year quarter that ends on or after December 31 of the calendar year to which the election applies).”

13. Effective January 1, 2008, by substituting the following three sentences in place of the third sentence of subsection 4.2 of the Plan:

“Notwithstanding the foregoing, effective January 1, 2008, an Employee who first becomes an Eligible Individual during a Plan Year by virtue of commencement of employment with the Employers shall be permitted to make a Bonus Deferral election to defer receipt of up to 90 percent (or such other amount as determined by the Company) of his Bonus (other than his Sign-on Bonus) into the Plan, but only if he makes such election within 30 days of first becoming an Eligible Individual. In case such Bonus Deferral election in the first year of eligibility described in the preceding sentence is made after the beginning of the Bonus performance period, the Bonus Deferral election will apply only to the portion of the Bonus equal to the total amount of the Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the Bonus Deferral election over the total number of days in the performance period. If an Eligible Individual does not elect to make a Bonus Deferral election during that initial 30-day period, he may not later elect to make an election for that performance period under this subsection.”

14. Effective as of May 8, 2006, by substituting the phrase “the Company” in place of the phrase “the Committee” where the latter phrase appears in the first four sentences of subsection 5.2 of the Plan, the second-to-last sentence of subsection 5.2 of the Plan, and the last sentence of subsection 5.3 of the Plan.

15. Effective January 1, 2008, by substituting the following in place of the second sentence of subsection 9.1 of the Plan:

“Subject to subsection 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this subsection 9.1 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.”

16. Effective January 1, 2008, by substituting the following in place of the first sentence of the last paragraph of subsection 9.1 of the Plan:

“Subject to subsection 9.3 hereof, it is the intention of the company to make payments pursuant to an in-service distribution election under subparagraphs (a) or (b) of this subsection 9.1 by the end of the calendar year in which the payment was elected to be made, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.”

17. Effective January 1, 2008, by inserting the following sentence after the second sentence of subsection 9.2 of the Plan:

“Subject to subsection 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this subsection 9.2 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.”

18. Effective January 1, 2008, by substituting the following in place of the first sentence of subsection 9.2(b) of the Plan:

“It is the intention of the Company to make the first installment payment by the end of the calendar year in which occurs the Participant’s Retirement Date or death, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.”

19. Effective January 1, 2008, by substituting the following in place of subsection 9.3 of the Plan:

“9.3 Key Employees

Notwithstanding anything herein to the contrary, and subject to Code Section 409A, payment shall not be made or commence as a result of the Participant’s Termination Date to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Termination Date. For this purpose, a key employee includes a ‘specified employee’ (as defined in Code Section 409A(a)(2)(B)) during the entire 12-month period determined by the Company ending with the annual date upon which key employees are identified by the Company, and also including any Employee identified by the Company in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Employee is subsequently determined by the Employer, any governmental agency, or a court not to be a key employee. In the event amounts are payable to a key employee in installments in accordance with subsection 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled. The identification date for determining key employees shall be each December 31 (and the new key employee list shall be updated and effective each subsequent April 1).”

20. Effective January 1, 2008, by substituting the phrase “the applicable dollar amount under Section 402(g) of the Code,” in place of the phrase “$10,000” where the latter phrase appears in subsection 9.4 of the Plan.

21. Effective January 1, 2008, by substituting the following in place of the second sentence of subsection 9.4 of the Plan:

“Subject to subsection 9.3 hereof, it is the Company’s intention to distribute a Participant’s Accounts payable in a lump sum under this subsection 9.4 on the first day of the fourth month following the Participant’s Termination Date, or, if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or his beneficiary, during the first calendar year in which the calculation of the amount is administratively practicable.”

22. Effective as of May 8, 2006, by substituting the phrase “the Company reserves the right” in place of the phrase “the Company and the Committee reserve the right” where the latter phrase appears throughout Section 12 of the Plan.

23. Effective as of May 8, 2006, by substituting the title “SECTION 11 PLAN ADMINISTRATION” in place of the title “SECTION 11 THE COMMITTEE” in Section 11 of the Plan, and by substituting the following in place of subsection 11.1 of the Plan and the first paragraph of subsection 11.2 immediately preceding subparagraph 11.2(a) of the Plan:

“11.1 Establishment of Committee

The Plan shall be administered by the Company. A Committee established by the Company, which as of May 8, 2006 is the US Savings Plan Investment Committee, shall be responsible for the duties described in subsection 11.2 below.

11.2 Committee General Powers, Rights and Duties

Except as otherwise specifically provided herein, and in addition to the powers, rights and duties specifically given to the Committee elsewhere in the Plan or otherwise delegated to the Committee by the Company or the Compensation and Management Development Committee, the Committee shall have the full power and authority for the establishment of an investment policy for the Plan, and the selection, monitoring, and termination of notional investment options for the Plan, and such other powers, rights and duties as may be described from time to time in the Committee’s Charter. Except as otherwise specifically provided herein, and in addition to the powers, rights and duties specifically given to the Company elsewhere in the Plan, the Company shall have the following powers, rights and duties, which shall be exercisable in the sole discretion of the Company:”

24. Effective as of May 8, 2006, by substituting the word “Company” in place of the word “Committee” where the latter word appears in subparagraphs 11.2 (d), (h) and (i) of the Plan.

*        *        *

IN WITNESS WHEREOF, the undersigned officer has executed this amendment on behalf of the Company, this 19th day of December, 2007.

THE GAP, INC.

By:	/s/ William Tompkins
Vice President, Total Rewards